                                                                   Exhibit 10.19

                    SPECTRUM ACQUISITION CONSULTING AGREEMENT

     This AGREEMENT (this "Agreement") is made by and between Clearwire Corporation, a Delaware corporation ("Clearwire"), and ITFS Spectrum Consultants LLC, a Delaware limited liability company ("ISC"), as of the 1st day of February, 2005 (the "Effective Date").

                                    RECITALS:

A. Clearwire Corporation desires to acquire additional Spectrum Rights, which Spectrum Rights may be acquired directly or through one or more of its wholly owned subsidiaries,

B. ISC's members have experience in dealing with holders of Channels and ISC is familiar with the market for Spectrum Rights and is prepared to assist Clearwire in securing additional Spectrum Rights, and

C. Clearwire is prepared to compensate ISC for its assistance in completing acquisitions of Spectrum Rights, all on the terms and conditions of this Agreement.

In consideration of the premises, the mutual covenants and promises made below, and other good and valuable consideration, the parties agree as follows:

1.   ISC FACILITATED ACQUISITIONS.

     (a) ISC SERVICES. ISC shall provide services to Clearwire in securing definitive agreements for the Acquisition of spectrum capacity by Clearwire of ITFS (now referred to as EBS), MDS (now referred to as BRS), or MMDS channels (as they are defined by the Federal Communications Commission, and referred to here together as "Channels") through a spectrum license purchase, lease or sublease, or option to purchase ("Option") (access to capacity in any such form is referred to herein as "Spectrum Rights").

     (b) ACQUISITIONS OF SPECTRUM RIGHTS. In consideration of the ISC services, ISC shall become entitled to the Consulting Compensation provided for in Section 3 upon the closing of an Acquisition of Spectrum Rights in which both of the following apply:

     (i) ISC has made an introduction to the third party whose license is the subject of the Spectrum Rights and such party was, at the time of the introduction listed as the holder of, or has otherwise been identified by Clearwire as an ISC Approach Channel (defined below), and

     (ii) ISC has facilitated the execution of definitive agreements and, with respect to a license purchase, lease or sublease, the closing of the transaction with such third party as requested by Clearwire and through the Facilitation Process described in Section 2 below.

          (x) The closing of a Spectrum license purchase, lease or sublease, as described in the previous sentence for the acquisition of Spectrum Rights or (y) the execution of a definitive option agreement is referred to herein as an "Acquisition").

     (c) Clearwire shall have no obligation whatsoever to negotiate or consummate any Acquisition. Each proposed Acquisition shall be presented to Clearwire for consideration prior to the delivery by ISC of any written documentation to the counter party reflecting all new or modified terms of the Acquisition. Neither ISC nor any of its members, managers, employers, or contractors shall have any rights, power or authority to obligate Clearwire in any way with respect to any transaction. Neither ISC nor any of its members, managers, employers, or contractors shall hold themselves out as an agent or representative of Clearwire in any manner except as expressly provided in this Agreement.

2.   FACILITATION PROCESS.

     (a) APPROVED CHANNEL MARKETS. The parties understand that it is in their mutual interests to approach holders of licenses of Channels in an orderly fashion in accordance with the business plan and targeted markets of Clearwire, as determined by Clearwire from time to time in its discretion. To such end, ISC shall follow the "Facilitation Process," consisting of the "Approach Channel Process" described in this subparagraph (a) and the "Procedures" described in subparagraph (b) below. The Approach Channel Process shall be as follows:

     (i) ISC is currently pursuing Acquisitions (the "Pending Transactions") from licensees of the Channels and markets referenced on the list attached hereto as Exhibit A. Clearwire has approved the pursuit of such Acquisitions but has reserved the opportunity to evaluate each Acquisition, in its sole discretion, prior to accepting or consummating any such Acquisition.

     (ii) From time to time during the Term of this Agreement, ISC may furnish additional lists of holders and licenses for Channels in markets that ISC intends to approach about a possible Acquisition for Clearwire (each an "Approach List"). Within thirty (30) days from the receipt of the Approach List, Clearwire will notify ISC in writing of the Channels listed on such Approach List that ISC may pursue an Acquisition to present to Clearwire for consideration. To the extent Clearwire does not notify ISC that ISC may pursue an Acquisition with any party listed on the Approach List, ISC shall not pursue any such Acquisition. Clearwire may, from time to time, notify ISC that certain Channels are no longer ISC Approach Channels, and from and after that time ISC will not contact, negotiate or discuss an Acquisition with such party ("Removed Channels"); provided, however that if within thirty (30) days of such Removed Channels being removed hereunder, Clearwire executes definitive documents for such Removed Channels on a stand-alone basis on substantially similar terms as were proposed by ISC prior to such Channels becoming Removed Channels, then upon the closing of such transaction, Clearwire will pay to ISC the Consulting Consideration, as if such Removed Channels had not been removed, subject to the terms and conditions of this Agreement.

     (iii) ISC shall not contact, approach, negotiate or discuss a possible Acquisition by Clearwire with any party other than holders of ISC Approach Channels.

     (iv) Only the Channels on Exhibit A or those on the Approach List which Clearwire has approved in writing pursuant to subsection (ii) and excluding the Removed Channels shall be referred to as "ISC Approach Channels".

     (v) If ISC has not approached a license holder or lessee on the list of ISC Approach Channels within 60 days of approval of such Channels by Clearwire (provided such channels are not Removed Channels), then after that 60 day period, those Channels shall be Removed Channels and would have to be resubmitted to Clearwire as a new Approach List pursuant to subsection (ii).

     (b) STANDARD PROCEDURES. It is understood that ISC may negotiate for the Acquisition of Spectrum Rights on ISC Approach Channels for Clearwire directly. In any event, such negotiations will be subject to the following Procedures:

     (i) ISC will use Clearwire's standard form of lease or such other instrument as may be specified from time to time by Clearwire ("Standard Lease").

     (ii) With respect to an Acquisition that involves a purchase of or Option to purchase or lease Channels, ISC will use the approved form of Purchase Agreement, Option Agreement, Assignment or such other instrument as may be specified from time to time by Clearwire ("Standard Assignment").

It is understood, that Clearwire shall be under no obligation to execute a Standard Lease or a Standard Assignment.

     (c) PROCESS OF APPROACH. Prior to submitting to a third party license holder any Standard Lease or Standard Assignment for execution, (x) ISC will present Clearwire with (i) a non-disclosure agreement, in favor of Clearwire, executed by the third party license holder, if applicable, (ii) all due diligence information which ISC, or its employees or contractors, is aware of with regard to the Channels, (iii) a summary of the financial terms of such Acquisition and (iv) any variances from the Standard Lease or Standard Assignment for its review and consideration and (y) Clearwire shall have notified ISC of its desire to proceed with the Acquisition, which shall be determined in Clearwire's sole discretion.

     (d) RELATIONSHIP TO ISA. The parties understand and agree that an Acquisition shall not be deemed to include any transaction pursuant to which ITFS Spectrum Advisors LLC, a Delaware limited liability company ("ISA") is entitled to be issued warrants by Clearwire pursuant to the terms of that certain Warrant Agreement, dated November 13, 2003, between ISA and Clearwire (the "Warrant Agreement"); provided, however, during the term of this Agreement, at ISC's request, any Acquisitions that are closed between Clearwire and licensees introduced by Daryl Coffey an agent of ISC, consisting of up to 25,000,000 channel points of presence ("CPOPs") will not be subject to the Warrant Agreement and will instead be subject to this Agreement.

3.   CONSULTING CONSIDERATION.

     (a) AMOUNT PAYABLE UPON AN ACQUISITION. Consulting Consideration shall be determined as provided in Section 3(b), and shall be paid when due twenty five (25%) percent in cash and seventy five percent (75%) in Warrants as provided in Section 3(c). The Consulting Consideration as so determined shall be deemed earned, and paid promptly following, the closing of each Acquisition or with respect to an Option, upon the execution of a definitive document for the Option.

     (b) CALCULATION OF CONSULTING CONSIDERATION. The Consulting Consideration payable shall be calculated by multiplying the number of CPOPs in the applicable geographic service area ("GSA") times the applicable "Per CPOP ISC Consideration" determined in accordance with the applicable table set forth below:

     (i) For markets with three hundred seventy five thousand (375,000) or more households within the GSA:

  Clearwire's                       Clearwire's
  Acquisition                       Acquisition
 Price With No     Per CPOP ISC      Price With      Per CPOP ISC
Purchase Option   Consideration   Purchase Option   Consideration
---------------   -------------   ---------------   -------------
less than $0.65       $ 0.05      less than $0.70       $ 0.06
 $0.65- $0.8499       $0.025       $0.70-$0.8999        $0.035
  $0.85 - $.92        $ 0.01        $0.90-$.95          $ 0.02

     (ii) For markets with less than 375,000 households within the GSA:

  Clearwire's                       Clearwire's
  Acquisition                       Acquisition
 Price With No     Per CPOP ISC      Price With      Per CPOP ISC
Purchase Option   Consideration   Purchase Option   Consideration
---------------   -------------   ---------------   -------------
less than $0.35       $ 0.05      less than $.375       $ 0.06
$0.35 - $0.4199       $0.025       $0.375-$0.4499       $0.035
 $0.42 - $0.55        $ 0.01        $0.45-$0.575        $ 0.02

     With respect to any Acquisition, the Per CPOP ISC Consideration shall be defined and calculated on the following basis:

     (i) The parties shall use the average number of households located within the GSA as defined under FCC rules for each channel group (or individual channel in the case of an Acquisition of a single channel, either hereafter a "Channel Group") subject to the Acquisition in determining the appropriate number of CPOPs for purposes of payment of the Consulting Consideration for each Channel Group (as represented by an individual FCC call sign), notwithstanding the potential of interference thereto from neighboring channels ("the Method"). GSA CPOP amounts for the Pending Transactions as of the effective date of this Agreement are reflected on Exhibit A hereof.

     (ii) In the event of a dispute over the correct number of households located within a GSA for a Channel Group other than those provided on Exhibit A, the parties agree to determine the correct number of households using the most up-to-date commercial engineering software generally used by Clearwire for calculating such household numbers for such GSAs as determined under the then current FCC rules.

     (c) WARRANTS. The portion of the Consulting Consideration subject to be paid in Warrants shall be paid in warrants (the "Warrants") to purchase shares of Class A Common Stock of Clearwire (the "Warrant Shares") with the number of Warrant Shares determined as provided in Section 4; provided, that, if ISC is not an accredited investor at the time such Warrants are to be granted hereunder then the Consulting Consideration shall be paid in immediately available funds.

     (d) CONSIDERATION MAXIMUM. Except for the In-Process Consideration and the Post-Termination Consideration, if any, payable after the expiration of the Term or earlier termination of this Agreement, the aggregate Consulting Consideration payable under this Agreement shall not exceed the Consideration Maximum. The "Consideration Maximum" shall be the sum of Two Million Five Hundred Thousand Dollars ($2,500,000), which amount will include all cash and the value of all Warrant Shares upon the date of the issuance of the Warrants.

     (e) IN-PROCESS CONSIDERATION. Clearwire will pay ISC consideration for the In-Process Acquisitions at a rate equal to the amount determined pursuant to
Section 3(b) for such Acquisition ("In-Process Consideration"). The In-Process Consideration shall be paid in immediately available funds upon the Closing of the In-Process Acquisition. "In-Process Acquisitions" means Acquisitions for which definitive agreements are executed during the Term and are closed by Clearwire within one-hundred eighty (180) days following the expiration or termination of this Agreement.

     (f) POST TERMINATION CONSIDERATION. Upon the expiration of the Term or upon the earlier termination of this Agreement, ISC shall cease all activities with respect to the ISC Approved Channels; provided that if Clearwire may, in its sole determination, after such termination or expiration of this Agreement, approves ISC continuing its activities hereunder with respect to individual markets and channels that are on the ISC Approved Channel list at the time of such expiration or termination (each a "Post-Termination Acquisition"), and only after such written approval may ISC continue its activities with respect to such Post-Termination Acquisition(s) subject to the terms and conditions of this Agreement. Upon the Closing of such Post-Termination Acquisition, Clearwire will pay to ISC consideration at a rate equal to fifty percent (50%) of the amount determined pursuant to Section 3(b) for each such Post-Termination Acquisition ("Post-Termination Consideration"). No other amounts shall be due or payable to ISC with respect to any such Post-Termination Acquisitions. Clearwire shall have no obligation whatsoever to approve ISC continuing its activities with respect to any of the ISC Approved Channels upon the termination or expiration of this Agreement, nor shall it have any obligation whatsoever to negotiate or consummate any Post-Termination Acquisition.

4.   CALCULATION OF WARRANT SHARES.

     (a) NUMBER OF WARRANT SHARES. The number of Warrant Shares exercisable pursuant to any Warrant delivered as all or a portion of any Consulting Consideration shall be determined by (x) multiplying the Consulting Consideration determined applying the table in Section 3(b) by the percentage of the Consulting Consideration to be paid in Warrants, and dividing the resulting number by (y) the Closing Per Share Price of a Warrant Share on the date on which the definitive agreement for the applicable Acquisition is executed by the last party thereto (as defined in subsection (c) below).

     (b) EXERCISE PRICE. The exercise price of Warrant Shares under any Warrant will be five cents ($.05) per Share.

     (c) CLOSING PER SHARE PRICE. The "Closing Per Share Price" is the greater of (i) the per share price of Class A Common Stock of Clearwire as determined by the board of directors of Clearwire from time to time, as in effect at the time the definitive agreement for applicable Acquisition is executed by the last party thereto; or (ii) the price per share of Clearwire's common stock in the then most recently completed funding round of Clearwire in excess of Two Million Dollars ($2,000,000)(or, if such funding round did not include common stock but did include preferred stock or other convertible securities, the price per share of common stock, based on converting such preferred stock or other convertible securities to common stock pursuant to the applicable conversion rights); provided, however that with respect to those definitive agreements which are executed on or prior to January 15, 2005 the Closing Per Share Price shall be $2.00.

     (d) WARRANT. The warrants issued hereunder shall be in the form attached hereto as Appendix A.

5.   TERM; TERMINATION.

     This Agreement shall commence and become effective as of the Effective Date and shall continue until the earlier of (i) December 31, 2005, (ii) such time as the Consideration Maximum has been reached or (iii) termination for breach as provided in this Section 5 (the "Term"). Either party may terminate this Agreement upon fifteen (15) days written notice to the other party if the other party breaches any term hereof and, if such breach is of a type that is capable of being cured, fails to cure such breach with in such fifteen (15) day period. Upon termination of this Agreement based on a breach of ISC hereunder, no additional Consulting Consideration or In-Process Consideration, other than those due and payable at the time of such termination or expiration and except as provided in Sections 3(e) and 3(f), shall be paid hereunder.

6.   [INTENTIONALLY DELETED].

7.   MATTERS RELATED TO ISC.

     (a) OWNERSHIP OF ISC AND TRANSFERS. ISC is and during the Term will be owned 100% by Jose Luis Rodriguez and Rudolph J. Geist. This Agreement, and any Warrants issued hereunder, shall not be assignable or transferable by ISC except in strict accordance with the restrictions on transfer contained in the Warrant. A "Permitted Transferee," for purposes of the

Warrants issued pursuant to this Agreement, is defined as that term is defined in that certain Amended and Restated Stockholders' Agreement of Clearwire dated as of March 16, 2004 (the "Stockholders Agreement"). Prior to any issuance of Warrants or any permitted assignment or transfer, ISC will provide to Clearwire a certificate with respect to its ownership and, from time to time, with respect to any assignment of ISC interests and new members or changes. ISC will provide to Clearwire such further assurances with respect to its own ownership or the ownership of any assignee or transferee entity as shall be requested by Clearwire in its sole discretion. Upon execution of this Agreement, ISC will also execute and be bound by the Stockholders Agreement and that certain Registration Rights Agreement, dated as of March 16, 2003, by and among Clearwire and certain of its stockholders (the "RRA"). Upon any transfer of Warrants or shares issued upon exercise of a Warrant to any of the members of ISC in accordance with the provisions of such Warrant, each such member shall agree to execute and become bound by the Stockholders Agreement and the RRA.

     (b) ISC REPRESENTATIONS AND WARRANTIES. ISC represents and warrants to Clearwire as follows:

     (i) Organization. ISC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business.

     (ii) Authorization. All action on the part of ISC, necessary for the authorization, execution and delivery of this Agreement, has been taken.

     (iii) Investment Purpose. ISC is acquiring the Warrants and the Warrant Shares for ISC's own account (and not as a nominee or agent) for investment only and not with a view towards, or for resale in connection with, the public sale or distribution of the Warrants or the Warrant Shares, except pursuant to sales registered or exempted from registration under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws

     (iv) Investor Status; Investment Risk. ISC (a) is and at all relevant times will be an "accredited investor" as defined in Regulation D under the Securities Act and (b) is not and at all relevant times will not be a "broker" or "dealer" as those terms are defined in Section 3 of the Securities Exchange Act of 1934, as amended. ISC understands that its receipt of the Warrants and the Warrant Shares involves a high degree of risk, and acknowledges that it is able to bear the financial risks associated with an investment in the Warrants and the Warrant Shares, including the loss of its entire investment. ISC has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Warrants and the Warrant Shares.

     (c) DISCLOSURE. ISC acknowledges and agrees that Clearwire has made available to ISC, or its attorneys or accountants, all other documents and information that ISC has requested, and that Clearwire has provided answers to all of their questions concerning ISC's receipt of the Warrants and the Warrant Shares. ISC has requested and received all documents and other information that ISC has deemed necessary for making an evaluation of Clearwire.

     (d) RESTRICTED SECURITIES. ISC acknowledges that the Warrant Shares issuable upon exercise of the Warrants are "restricted securities" under the federal securities laws and that (a) the Warrant Shares have not been and are not being registered under the Securities Act or any state securities laws and
(b) Clearwire is not obligated to register the Warrant Shares under the Securities Act or any state securities laws, or to comply with the terms and conditions of any exemption under those laws.

     (e) TRANSFER OR RESALE. ISC understands that the Warrant and the Warrant Shares may not be offered for sale, sold, assigned or transferred unless (a) the Warrants or Warrant Shares are subsequently registered under federal and state securities laws, or (b) ISC has delivered to Clearwire an opinion of legal counsel, in a form reasonably acceptable to Clearwire and its legal counsel, to the effect that the Warrants or Warrant Shares, as applicable, may be sold, assigned or transferred pursuant to an exemption from such registration or (c) ISC provides Clearwire with reasonable assurances that the Warrants or Warrant Shares can be and are being sold, assigned or transferred in accordance with Rule 144 under the Securities Act.

     (f) LEGENDS. ISC hereby consents to the placement of a legend on all certificates representing the Warrant Shares in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE ISSUER'S COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

     (g) RELIANCE ON EXEMPTIONS. ISC understands that Clearwire (a) is issuing the Warrants and will be issuing the Warrant Shares to ISC in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and (b) is relying in part upon the truth and accuracy of, and ISC's compliance with, the representations, warranties, agreements, acknowledgments and understandings of ISC set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of ISC to acquire the Warrants and the Warrant Shares.

8.   GENERAL PROVISIONS.

     (a) AGREEMENT AUTHORIZED. Clearwire and ISC have full power and authority to enter into and perform this Agreement, and the person(s) signing this Agreement on behalf of each party has been properly authorized and empowered to enter into this Agreement.

     (b) INTEGRATION. The parties acknowledge that each has read, understands, and agrees to be bound by this Agreement including the Appendix, which is incorporated into this Agreement by this reference, and that this Agreement is the complete and entire agreement between the parties regarding the subject matter described herein and supersedes all prior or contemporaneous written or oral agreements and/or understandings by or among the parties, whether express or implied concerning the subject matter contained herein. There are no representations, agreements, arrangements or understandings, oral or written, among the parties hereto relating to the subject matter contained in this Agreement which are not fully set forth herein.

     (c) NONWAIVER. Any failure or delay by any party to exercise or partially exercise any right, power or privilege hereunder shall not be deemed a waiver of any of the rights, powers or privileges under this Agreement. The waiver by any party of a breach of any term, condition or provision of this Agreement shall not operate as, or be construed as, a waiver of any subsequent breach thereof.

     (d) MODIFICATIONS OR WAIVERS. No modifications or amendments to this Agreement and no waiver of any provisions hereof shall be valid unless made in writing signed by duly authorized representatives of the parties.

     (e) APPLICABLE LAW. This Agreement shall in all respects, including all matters of construction, validity, and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Delaware, without reference to any rules governing conflicts of laws. However, in light of Clearwire's presence and headquarters in the State of Washington, any dispute arising out of this Agreement shall be resolved in a court of appropriate jurisdiction or by an arbitration located in King County, Washington. Each party specifically and expressly consents to the personal jurisdiction of the state and federal courts located in Seattle, King County, Washington.

     (f) SEVERABILITY. If any term, provision or part of this Agreement is to any extent held invalid, void or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be impaired or affected thereby, and each term, provision, and part shall continue in full force and effect and be interpreted in a manner consistent with the parties' intent.

     (g) SURVIVAL. The terms, conditions and warranties contained in this Agreement that by their sense and context are intended to survive the performance hereof by the parties hereunder shall so survive the completion of the performance, cancellation or termination of this Agreement.

     (h) TRAVEL AND RELATED EXPENSES. Any travel and related expenses reasonably incurred by ISC and approved in advance by Clearwire in connection with its performance of making introductions and facilitating Acquisitions under Section 1 of this Agreement shall be paid by Clearwire upon the submittal of documentation of such expenses satisfactory to Clearwire.

     (i) ATTORNEY'S FEES. In the event any action is brought to enforce any rights other than pursuant to an Arbitrable Dispute hereunder, or to declare a breach of this Agreement, such action shall not be subject to the arbitration provisions of Section 8, and the prevailing party shall be entitled to recover, in addition to any other amounts awarded, reasonable legal costs including attorney's fees incurred thereby. An "Arbitrable Dispute" is defined as (and limited to) any dispute concerning the payment of money hereunder or to resolve an ambiguity in the drafting of this Agreement.

     (j) NOTICES. Any notice required hereunder shall be in writing and shall be given to the parties by hand, by facsimile, by nationally recognized overnight courier service or by express, registered or certified mail, postage prepaid, return receipt requested, at the addresses indicated following the parties signature below. In addition, notices may be sent by electronic transmission (but only if suitable for retention, retrieval and reproduction of notice by the recipient) and sent to the electronic mail (e-mail) address set forth following the party's mailing address below; provided that, the receipt of the e- mail notice shall be deemed received only when confirmed by return e-mail of the addressee acknowledging receipt. Except as provided in the preceding sentence, notices shall be deemed to have been given upon actual receipt thereof. Either party may change its notice address by written notice to the other.

9.   ARBITRATION OF ARBITRABLE DISPUTES.

     (a) If the parties are unable to resolve any Arbitrable Dispute under this Agreement, the following baseball decision rules ("Baseball Arbitration") shall apply. Any such Arbitrable Dispute shall be resolved by a single Arbitrator. In the event of an Arbitrable Dispute over any provision of this Agreement, either party may request by written notice to the other party that it wishes to submit the disputed matter for resolution by Baseball Arbitration. The parties shall agree to submit the matter to an Arbitrator within 30 days after the requesting party's notice has been received by the other party. Within fifteen (15) days (the "Submission Period") after the appointment of the arbitrator (the "Arbitrator") in accordance with the Commercial Arbitration Rules (then in effect) of the American Arbitration Association for arbitration of commercial disputes (the "AAA") using the Federal Rules of Civil Procedures, each party shall submit to the Arbitrator its own proposal for the resolution of the contested issue. Such submissions shall remain secret until after the Arbitrator has received each party's proposal, at which time the Arbitrator shall inform each party of the other's proposal. No such proposal may be amended after it is submitted to the Arbitrator. The Arbitrator shall compare the proposals. The Arbitrator shall determine which proposal he or she believes to be the resolution most closely in accordance with the relevant provisions of this Agreement and shall order the adoption of such proposal as the relief granted. If any party fails to submit its proposal by the end of the Submission Period, the Arbitrator shall order the adoption of the other party's proposal.

     (b) The arbitration hearing shall be located in neutral location agreed upon by the parties or, if they cannot so agree, in a location in Seattle, Washington selected by the Arbitrator or Arbitration Panel. The Federal Rules of Evidence shall apply to the arbitration hearing. The party bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. Each party shall bear the burden of persuasion with respect to its proposal for resolution of the matter. The arbitration proceedings and all testimony, filings, document and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement. The Arbitrator will have no power or authority, pursuant to the rules of the AAA or otherwise, to relieve the parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including without limitation the provisions of this Section 8(b).

     (c) Should an Arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 8, the Arbitrator shall be replaced pursuant to the rules of the AAA. If an arbitrator is replaced after the arbitration hearing has commenced, then a rehearing shall take place in accordance with this Section 8 and the rules of the AAA.

     (d) Within fifteen (15) days after the closing of the arbitration hearing, the Arbitrator will prepare and distribute to the parties a writing setting forth the Arbitrator's or Arbitration Panel's finding of facts and any relevant conclusions of law relating to the Arbitrable Dispute, including the reasons for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be information subject to the confidentiality provisions of this Agreement.

     (e) The Arbitrator is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Arbitrable Dispute. The Arbitrator or Arbitration Panel is authorized to issue monetary sanctions against either party if, upon a showing of good cause, such party is unreasonably delaying the proceeding.

     (f) Any award rendered by the Arbitrator will be final, conclusive and binding upon the parties and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

     (g) Each party will bear an equal one-half of all fees, costs and expenses of the Arbitrators, and notwithstanding any law to the contrary, each party will bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by the Arbitrator, the prevailing party in such a proceeding shall be entitled to recover reasonable attorney's fees and expenses incurred in connection with such proceedings, in addition to any other relief to which it may be entitled.

                      [Balance of Page Intentionally Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ITFS Spectrum Consultants LLC


By: /s/ Rudolph J. Geist
    ------------------------------------
    Rudolph J. Geist, a Managing Member    ISC Notice Address:
                                           1010 Wayne Avenue
                                           Suite 950
                                           Silver Spring, MD 20910
                                           Facsimile: (301) 589-2644
                                           Attn: Rudolph J. Geist


Clearwire Corporation


By: /s/ Benjamin G. Wolff                  Clearwire Notice Address:
    ------------------------------------   5808 Lake Washington Blvd. NE,
Name: Benjamin G. Wolff                    Suite 300
Title: Executive Vice President            Kirkland, WA 98033
                                           Facsimile: (425) 828-8061
                                           Attn: Benjamin G. Wolff, EVP

                                   APPENDIX A

                                 Form of Warrant

                                 (See Attached)

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                                                                         No. ___

                                                       Issued: ___________, 20__

                               WARRANT TO PURCHASE
                        SHARES OF CLASS A COMMON STOCK OF
                              CLEARWIRE CORPORATION
                         (VOID AFTER ___________, 20__)

     This certifies that ITFS Spectrum Consultants LLC, a Delaware limited liability company (the "Holder"), for value received, is entitled to purchase from Clearwire Corporation, a Delaware corporation (the "Company"), having a place of business at [_____________________________], ____________ (__) fully paid and nonassessable shares of the Company's Class A Common Stock (the "Common Stock").

     The exercise price per share of this Warrant is five cents ($0.05) (the "Stock Purchase Price") payable in lawful money of the United States or otherwise as hereinafter provided. If payment is by check and the check is not a check issued by a regulated banking or financial institution the shares to be so issued shall not be considered issued until such check has cleared.

     This Warrant may be exercised in whole or in part at any time or from time to time from and after the one hundred eighty first (181st) day following the issuance date of this Warrant up to and including the earliest to occur of (i) 5:00 p.m. (Pacific Time) on the tenth (10th) anniversary of the issuance date of this Warrant; or (ii) a Liquidity Event, as defined herein, (the "Expiration Date"), upon surrender to the Company at its principal office (or at such other location as the Company may advise the Holder in writing) of this Warrant properly endorsed with the Subscription Form attached hereto as Exhibit A duly filled in and signed and, if applicable, upon payment in cash or by check of the aggregate Stock Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. The Stock Purchase Price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 3 of this Warrant.

1. EXERCISE; ISSUANCE OF CERTIFICATES; PAYMENT FOR SHARES.

     1.1 GENERAL. This Warrant is exercisable at the option of the Holder of record hereof, at any time or from time to time, up to the Expiration Date for all or any part of the shares of Common Stock (but not for a fraction of a share) which may be purchased hereunder.

     1.2 ISSUANCE OF CERTIFICATES. The Company agrees that the shares of Common Stock purchased under this Warrant shall be and are deemed to be issued to the Holder, as directed by Holder from time to time, as the record owner of such shares as of the close of business on the date on which the Holder surrenders this Warrant, properly endorsed, and the completed, executed Subscription Form (a copy of which is attached hereto as Exhibit A), at the offices of the Company, upon payment made for such shares as set forth in this Warrant. Certificates for the shares of Common Stock so purchased, together with any other securities or property to which the Holder hereof is entitled upon such exercise, shall be delivered to the Holder hereof by the Company at the Company's expense within a reasonable time (not to exceed ten (10) business days) after the rights represented by this Warrant have been so exercised. Each stock certificate so delivered shall be in such denominations of Common Stock as may be requested by the Holder hereof and shall be registered in the name of such Holder or, subject to the provisions of Section 7, such Holder's designee. In case of a purchase of less than all the shares which may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant or Warrants of like tenor for the balance of the shares purchasable under the Warrant surrendered upon such purchase to the Holder hereof within a reasonable time (not to exceed ten (10) business days).

2. SHARES TO BE FULLY PAID; RESERVATION OF SHARES. The Company covenants and agrees that all shares of Common Stock that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that, during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved or, shall upon request of the Holder authorize and reserve, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Common Stock may be listed, including, but not limited to, amending its Certificate of Incorporation to provide sufficient reserves of shares of Common Stock; provided, however, that the Company shall not be required to effect a registration under Federal or State securities laws with respect to such exercise. The Company will not take any action that would result in any adjustment of the Stock Purchase Price (as set forth in Section 3 hereof) if the total number of shares of Common Stock issuable after such action upon exercise of all outstanding warrants and options, together with all shares of Common Stock then outstanding, would exceed the total number of shares of Common Stock then authorized by the Company's Certificate of Incorporation.

3. ADJUSTMENT OF STOCK PURCHASE PRICE AND NUMBER OF SHARES. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3. Upon each adjustment of the Stock Purchase Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

     3.1 SUBDIVISION OR COMBINATION OF STOCK. In case the Company shall at any time split or subdivide its outstanding shares of Common Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such split or subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

     3.2 DIVIDENDS IN COMMON STOCK, OTHER STOCK, PROPERTY, RECLASSIFICATION. If at any time or from time to time the Holders of Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor:

          3.2.1 Common Stock or any shares of stock or other securities that are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution;

          3.2.2 Any cash paid or payable otherwise than as a cash dividend out of current earnings; or

          3.2.3 Common Stock or additional stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement (other than (i) shares of Common Stock issued as a stock split, adjustments in respect of which shall be covered by the terms of Section 3.1 above or (ii) an event for which adjustment is otherwise made pursuant to Section 3.3 below);

then in each such case, the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clauses 3.2.2 and 3.2.3 above) which such Holder would hold on the date of such exercise had he or it been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

     3.3 REORGANIZATION, RECLASSIFICATION OR RECAPITALIZATION. If any recapitalization, reclassification or capital reorganization of the capital stock of the Company shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property (a "Restructuring"), then, as a condition of such Restructuring, lawful and adequate provisions shall be made whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of or in addition to the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby and appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Stock Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.

     3.4 NOTICE OF ADJUSTMENT. Upon any adjustment of the Stock Purchase Price, any increase or decrease in the number of shares purchasable upon the exercise of this Warrant or any change in the securities or other property deliverable upon exercise of this Warrant, the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered Holder of this Warrant at the address of such Holder as shown on the books of the Company. The notice shall be signed by the Company's President and shall state the Stock Purchase Price resulting from such adjustment, the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant or the amount of securities or other property deliverable upon such exercise, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     3.5 OTHER NOTICES. If at any time:

          3.5.1 the Company shall declare any cash dividend upon its Common
Stock;

          3.5.2 the Company shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock;

          3.5.3 there shall be any Restructuring;

          3.5.4 there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

          3.5.5 there shall be an initial public offering of Company securities;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, overnight courier or facsimile, addressed to the Holder of this Warrant at the address of such Holder as shown on the books of the Company, (a) at least fifteen (15) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such Restructuring, dissolution, liquidation or winding-up, and (b) in the case of any such Restructuring, dissolution, liquidation, winding-up or public offering, at least fifteen (15) days prior written notice of the date when the same shall take place; provided, however, that if any response on the part of the Holder is otherwise required, the Holder shall make its best efforts to respond to such notice as early as possible after the receipt thereof. Any notice given in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Restructuring, dissolution, liquidation, winding-up or public offering, as the case may be.

     3.6 CERTAIN EVENTS. If any change in the outstanding Common Stock of the Company or any other event occurs as to which the other provisions of this
Section 3 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of the Warrant in accordance with such provisions, the Board of Directors of the Company shall make an adjustment in the number and class of shares available under the Warrant, the Stock Purchase Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder of the Warrant upon exercise for the same aggregate Stock Purchase Price the total number, class and kind of shares as it would have owned had the Warrant been exercised prior to the event and had it continued to hold such shares until after the event requiring adjustment.

4. ISSUE TAX. The issuance of certificates for shares of Common Stock upon the exercise of the Warrant shall be made without charge to the Holder of the Warrant for any issue tax (other than any applicable income taxes) in respect thereof; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Warrant being exercised.

5. CLOSING OF BOOKS. The Company will at no time close its transfer books against the transfer of any warrant or of any shares of Common Stock issued or issuable upon the exercise of any warrant in any manner that interferes with the timely exercise of this Warrant.

6. NO VOTING OR DIVIDEND RIGHTS; LIMITATION OF LIABILITY. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provision hereof in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the Stock Purchase Price or as a stockholder of the Company, whether such liability is asserted by the Company or by its creditors.

7. TRANSFER RESTRICTIONS. Subject to (i) restrictions on who may be a Permitted Transferee pursuant to the Amended and Restated Stockholders Agreement of Clearwire Corporation dated March 16, 2004 (the "Stockholders Agreement"), and
(ii) compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed and in compliance with such provisions. The Company will maintain a register (the "Warrant Register") containing the names and addresses of the Holder or Holders. Any Holder of this Warrant or any portion thereof may change its address as shown on the Warrant Register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be delivered or given by mail to such Holder as shown on the Warrant Register and at the address shown on the Warrant Register. Until this Warrant is transferred on the Warrant Register of the Company, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary. This Warrant may not be transferred or assigned without compliance with all applicable federal and state securities laws by the transferor and the transferee. The Holder further agrees not to make any disposition of all or any portion of this Warrant or any shares of Common Stock or any security into or for which such Common Stock is exchanged unless and until the transferee has agreed in writing for the benefit of the Company to be bound by the Stockholders Agreement and this Section 7 to the extent such section is then applicable, and:

          (A) There is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

          (B) (i) the Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and (ii) if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such securities under the 1933 Act.

8. LIQUIDITY EVENT: A Liquidity Event, for purposes of this Agreement, shall be defined as any one or more of the following: (a) the closing of an IPO that yields net proceeds to the Company of not less than Thirty-Five Million Dollars ($35,000,000); or (b) a transaction in which all of the shares of the Company's Class A Common Stock is exchanged for unrestricted securities that are listed on a recognized securities exchange or NASDAQ National Market; or (c) a Change of Control of the Company not otherwise included in (a) or (b). The Company shall, if practicable, give the Holder at least fifteen (15) days prior written notice of a Liquidity Event in accordance with the provisions of Section 3.5. Terms not otherwise defined in this Agreement, for purposes of this section shall be as defined in the Stockholders Agreement.

9. RIGHTS AND OBLIGATIONS SURVIVE EXERCISE OF WARRANT. The rights and obligations of the Company, of the holder of this Warrant and of the holder of shares of Common Stock issued upon exercise of this Warrant, referred to in
Section 7, shall survive the exercise of this Warrant.

10. MODIFICATION AND WAIVER. The terms of this Warrant may be amended, or the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder of this Warrant.

11. NOTICES. Any notice, request or other document required or permitted to be given or delivered to the Holder hereof or the Company shall be delivered or shall be sent by first-class mail, postage prepaid, to the Holder at its address as shown on the Warrant Register or to the Company at the address indicated therefor in the first paragraph of this Warrant, or such other address as either may from time to time provide to the other.

12. DESCRIPTIVE HEADINGS AND GOVERNING LAW. The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.

13. LOST WARRANTS. The Company represents and warrants to the Holder hereof that upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

14. FRACTIONAL SHARES. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the Holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Fair Market Value of the Common Stock.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its President, thereunto duly authorized as of the date first written above.

                                        CLEARWIRE CORPORATION
                                        a Delaware corporation


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT A

                                SUBSCRIPTION FORM

                                                      Date: _____________, 20___

Clearwire Corporation
_________________________
_________________________

Ladies and Gentlemen:

     The undersigned hereby elects to exercise the warrant issued to it by Clearwire. Corporation (the "Company") and dated ______________, 200_, Warrant No. ___ (the "Warrant") and to purchase thereunder __________ shares of the Class A Common Stock of the Company (the "Shares") at a purchase price of $0.001 per Share, or an aggregate purchase price of _______________________ ($__________) (the "Purchase Price").

     Pursuant to the terms of the Warrant the undersigned has delivered the Purchase Price herewith in full in cash or by certified check or wire transfer. The undersigned also makes the representations set forth on the attached Exhibit B of the Warrant.

                                        Very truly yours,


                                        ----------------------------------------


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT B

                           INVESTMENT REPRESENTATIONS

THIS AGREEMENT MUST BE COMPLETED, SIGNED AND RETURNED TO CLEARWIRE CORPORATION ALONG WITH THE SUBSCRIPTION FORM BEFORE THE COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANT DATED __________________, 200__, WILL BE ISSUED.

                                                            ____________________

Clearwire Corporation
_________________________
_________________________

Ladies and Gentlemen:

     The undersigned, _________________________ ("Purchaser"), intends to acquire up to ______________ shares of the Class A Common Stock (the "Common Stock") of Clearwire Corporation (the "Company") from the Company pursuant to the exercise or conversion of certain Warrants to purchase Common Stock held by Purchaser. The Common Stock will be issued to Purchaser in a transaction not involving a public offering and pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "1933 Act") and applicable state securities laws. Purchaser has been advised that the Common Stock has not been registered under the 1933 Act or state securities laws on the ground that this transaction is exempt from registration, and that reliance by the Company on such exemptions is predicated in part on Purchaser's representations set forth in this letter. Accordingly, Purchaser represents, warrants and agrees as follows:

     1. Purchaser is acquiring the Common Stock for its own account and beneficial interest to hold for investment and not for sale or with a view to distribution of the Common Stock or any part thereof. Purchaser has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

     2. Purchaser acknowledges that it has received all the information it has requested from the Company and considers necessary or appropriate for deciding whether to acquire the Common Stock. Purchaser represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Common Stock and to obtain any additional information necessary to verify the accuracy of the information given the Purchaser. Purchaser further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment.

     3. Purchaser is an "accredited investor" as such term is defined in Rule 501 under the 1933 Act.

     4. Purchaser acknowledges that investment in the Common Stock involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Common Stock for an indefinite period of time and to suffer a complete loss of its investment.

     5. Purchaser has been informed that under the 1933 Act, the Common Stock must be held indefinitely unless it is subsequently registered under the 1933 Act or unless an exemption from such registration (such as Rule 144) is available with respect to any proposed transfer or disposition by Purchaser of the Common Stock. Purchaser further agrees that the Company may refuse to permit Purchaser to sell, transfer or dispose of the Common Stock (except as permitted under Rule 144) unless there is in effect a registration statement under the 1933 Act and any applicable state securities laws covering such transfer, or unless Purchaser furnishes an opinion of counsel reasonably satisfactory to counsel for the Company, to the effect that such registration is not required. Purchaser shall not make any sale, transfer or other disposition of the Common Stock in violation of the 1933 Act or the General Rules and Regulations promulgated thereunder by the Securities and Exchange Commission or in violation of any applicable state securities law.

     6. Purchaser also understands and agrees that there will be placed on the certificate(s) for the Common Stock, or any substitutions therefor, a legend stating in substance:

     "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or any state securities laws. These shares have been acquired for investment and may not be sold or otherwise transferred in the absence of an effective registration statement for these shares under the 1933 Act and applicable state securities laws, or, if requested by the Company, an opinion of counsel satisfactory to the Company that registration is not required and that an applicable exemption is available."

     Purchaser has carefully read this letter and has discussed its requirements and other applicable limitations upon Purchaser's resale of the Common Stock with Purchaser's counsel.

                                        Very truly yours,


                                        ----------------------------------------


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        2